Exhibit 21.1

 Subsidiaries of Registrant
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 Dial Thru, Inc. (Texas)

 DTI Com, Inc. (Delaware)

 DTI Liqco, Inc. (California)

 Dial Thru International Argentina S.A. (Argentina)

 Dial Thru International Venezuela, C.A. (Venezuela)

 Dial Thru International Corporation, South Africa (South Africa)

 Rapid Link Telecommunications, GmbH (Germany)